EXHIBIT 99.1

Quest Management Inc. Started Negotiations of Acquisition of Safety Supply Business

Madona, Latvia April 19, 2017 (GLOBE NEWSWIRE) -- Quest Management Inc. (QSMG) announces that as part of its control acquisition and new business initiatives, it is negotiating to acquire Chagrin Safety Supply for its consolidated holding company operations.

The acquisition of Chagrin Safety Supply will serve as a beachhead entry into the business-to-business durable goods market, as part of its diversified strategy. Chagrin has an over 35 year history, including having been awarded the master contract post-911 from the US Postal Service to supply nitrile safety gloves to the nations 44,000 post offices. As part of the acquisition, Bill Oler will continue to serve as its President, and additionally as part of the Quest management team.

Bill Oler has more than 40 years’ experience in the Healthcare and Safety fields. Prior to founding Chagrin Safety Supply in January 1988, Bill was Vice President, Operations, University Hospitals of Cleveland, the major teaching affiliate of Case Western Reserve University. In 2013, Bill was elected to the Board of Directors of the Solon Chamber of Commerce. Four months later, he founded the Western Reserve Safety Council, a not-for-profit partnership between the Solon Chamber of Commerce and the Ohio Bureau of Workers’ Compensation, and has since served as its Steering Committee Chair to this day.

Bill earned his undergraduate degree from Villanova University (BA) and his Masters’ Degree in Hospital and HealthCare Administration (MHA) from the University of Minnesota. Bill is married, has 2 daughters, one son and a grandson. He has lived in the Chagrin Valley area of Ohio for 33 years, served 2 terms as President, Tanglewood Lake Homeowners Association and is a proud 12 year member of the Geauga Blue Coats, a non-profit organization whose mission is to fund college education for the children of fallen first responders.

http://www.questmgmtinc.com

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For Further Information Contact:

Dmitrij Ozolins

President/CEO

Tel: (702) 907-8836

Email: dmitrij@questmgmtinc.com